Tree Top Industries Announces Business Development Activities

Los Angeles, CA, March 15th, 2010, Tree Top Industries, Inc. (OTCBB: TTII) announces the signing of an agreement with Asia Pacific Capital Corporation ("APC") to position itself in front of APC’s global business networks, identify strategic business relationships in Asia and help strategize possible financing options.

David Reichman, Chairman and CEO of Tree Top, stated “These activities are in alignment with the robust growth plan of Tree Top Industries, Inc., to the benefit of its shareholders, potential investors, and the commercial public. Specifically this partnership will help introduce and position our Hazardous Waste technologies to the global community as part of the larger platform of emerging technologies for sustainable, green solutions embraced by our corporate mission.”

Kathy M. Griffin, President of Tree Top Industries, noted "We are pleased to begin working with APC to explore business opportunities in the Asia Pacific region, one of the fastest growing economies in the world today. Their business advisory works have been well shaped by several strategic partnerships with reputable investment banks, private equity and venture capital firms, buyout funds, and institutions worldwide that provide global business strategies and financing.  Our primary countries of interest for Tree Top’s technology applications include Vietnam, Singapore and China.”

About Asia Pacific Capital Corporation

APC is an international business advisory company with headquarters in Irvine, California.  The company serves to empower emerging growth to middle market companies seeking Asian market expansion, financing solutions and globalization while providing world-class corporate advisory services to maximize results for our clients, capital partners and shareholders. For more information:  http://www.apacapital.com

About Tree Top Industries

Tree Top's subsidiaries and affiliates include clean-tech energy, bio-energy and green energy solutions companies. Tree Top is an early stage company that is animating its subsidiaries and affiliates concurrently, as it simultaneously moves to acquire companies that are in various stages of development; using several different paradigms, including exchange of stock, joint venture, cash, and other partnership configurations. www.ttiiob.com

Safe Harbor Statement:  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the company's current plans and expectations, as well as future results of operations and financial condition. A more extensive listing of risks and factors that may affect the company's business prospects and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Asia Pacific Capital Corporation
Benjamin Tran
Chief Executive Officer
949-335-5920
info@apacapital.com

For Tree Top Industries
Robert Schechter
Director of Marketing/Public Relations
212-499-6809
eqcomm@gmail.com